Exhibit 16

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of NII Holdings, Inc.’s Form 8-K dated May 19, 2003 and have the following comments:

1.	We agree with the statements made in the 2nd, 3rd, 4th and 5th paragraphs of Item 4.

2.	We have no basis on which to agree or disagree with the statements made in the 1st and 6th paragraphs of Item 4.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

May 21, 2003
McLean, Virginia